Exhibit 10.1

REVOLVING CREDIT AND SECURITY AGREEMENT between Intelligroup, Inc. and Empower, Inc. "Borrower" and HSBC BANK USA, NATIONAL ASSOCIATION "Bank" Dated: May 22, 2008

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	5.10.	Compliance; Hazardous Materials	11
	5.11.	Compliance with Assignment Laws	11
	5.12.	Further Assurances	11
	5.13.	Covenants Regarding Collateral	11
	5.14	Additional Security	11
	5.15	Post Closing Obligations	12

6.	Negative Covenants of Borrower
	6.1.	Debt	12
	6.2.	Liens	12
	6.3.	Dividends	12
	6.4.	Loans and Other Investments	12
	6.5.	Change in Business	12
	6.6.	Accounts	12
	6.7.	Transactions with Affiliates	12
	6.8.	No Change in Name, Offices or Jurisdiction of Organization;
		Removal of Collateral; Use of Additional Name	12
	6.9.	No Sale, Leaseback	13
	6.10.	Margin Stock	13
	6.11.	Tangible Collateral	13
	6.12.	Subsidiaries	13
	6.13.	Change of Ownership	13
	6.14.	Liquidation, Mergers, Consolidations and Dispositions of
		Substantial Assets	13
	6.15.	Change of Fiscal Year or Accounting Methods	13

7.	Other Covenants of Borrower		13

8.	Default
	8.1.	Events of Default	14
	8.2.	Remedies	15
	8.3.	Receiver	15
	8.4.	Deposits; Insurance	16

9.	Security Agreement
	9.1.	Security Interest	16
	9.2.	Power of Attorney	16
	9.3.	Entry	17
	9.4.	Other Rights	17
	9.5.	Accounts	17
	9.6.	Waiver of Marshalling	17
	9.7.	Control	17

10.	Miscellaneous
	10.1.	No Waiver, Remedies Cumulative	17
	10.2.	Survival of Representations	17
	10.3.	Indemnity By Borrower; Expenses	18
	10.4.	Notices	18
	10.5.	Governing Law	19
	10.6.	Successors and Assigns	19
	10.7.	Counterparts	19
	10.8.	No Usury	19
	10.9.	Powers	19
	10.10.	Approvals	19
	10.11.	Participations	19

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10.12.	Dealings with Multiple Borrowers	19
10.13.	Waiver of Certain Defenses	20
10.14.	Integration	20
10.15.	Limitation On Liability; Waiver Of Punitive Damages	20
10.16.	Waiver of Jury Trial	20
10.17.	Other Provisions	20

Schedule of Exhibits		22

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REVOLVING CREDIT AND SECURITY AGREEMENT

     THIS AGREEMENT (the "Agreement"), dated as of May 22,2008 between Intelligroup, Inc. (“Intelligroup”), a New Jersey corporation and Empower, Inc.(“Empower”), a Michigan corporation (Intelligroup and Empower hereinafter collectively referred to as "Borrower"), and HSBC Bank USA, National Association, a national banking association ("Bank");

W I T N E S S E T H :

     In consideration of the premises and of the mutual covenants herein contained and to induce Bank to extend credit to Borrower, the parties agree as follows:

     1. Definitions. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in Exhibit 1 hereto.

     2. The Loan.

          2.1. Revolving Loan Credit Facility. Bank agrees, on the terms and conditions set forth in this Agreement, to make Advances from time to time during the Revolving Credit Period in amounts such that the aggregate principal amount of Advances at any one time outstanding will not exceed the lesser of (i) the Maximum Loan Amount or (ii) the Borrowing Base (the "Loan"). Notwithstanding the foregoing, the aggregate amount of the Advances by Bank from time to time shall be subject to any Reserves that Bank in its sole and absolute discretion may deem proper and/or necessary under the Borrowing Base. Within the foregoing limit, Borrower may borrow, prepay and reborrow Advances at any time during the Revolving Credit Period without penalty, subject to the payment of any Yield Maintenance Fee.

          2.2. Revolving Note. The Loan shall be evidenced by a promissory note in the face amount of the Maximum Loan Amount dated May 22, 2008 (the "Note") and shall be payable in accordance with the terms of the Note and this Agreement.

          2.3. Collections Account.

           (a) If required by Bank in its reasonable discretion, all payments on Accounts and other Collateral shall be forwarded by Borrower to the Collections Account; provided, however, Bank, in its reasonable discretion, may require Borrower to establish a lockbox under the control of Bank to which all Account Debtors shall forward payments on the Accounts. Borrower shall pay all of Bank's standard fees and charges in connection with such lockbox arrangement (if any) and Collections Account as such fees and charges may change from time to time. In the event Bank requires a lockbox arrangement hereunder, Borrower shall notify Account Debtors on the Accounts to forward payments on the Accounts to the lockbox; provided, however, that Bank shall have the right to directly contact Account Debtors at any time to ensure that payments on the Accounts are directed to the lockbox. All payment items received by Borrower on Accounts and sale of Inventory and other Collateral shall be held by Borrower in trust for Bank and not commingled with Borrower's funds and shall be deposited promptly by Borrower to the Collections Account. Borrower hereby grants to Bank a security interest in and lien upon all items and balances held in the lockbox and the Collections Account as collateral for the Indebtedness.

          (b) Borrower hereby irrevocably appoints Bank (and any duly authorized Person designated by Bank) as Borrower's attorney-in-fact to endorse Borrower's name on any checks, drafts, money orders or other media of payment which come into Bank's possession or control; this power being coupled with an interest is irrevocable so long as any of the Indebtedness remain outstanding. Such endorsement by Bank under power of attorney shall, for all purposes, be deemed to have been made by Borrower (prior to any subsequent endorsement by Bank) in negotiation of the item.

          (c) For the purpose of calculating interest due under this Agreement, payment items received into the Collections Account shall be deemed applied on the date of receipt by Bank on account of the Loan as collected by Bank, subject to chargebacks for uncollected payment items. No payment item received by Bank shall constitute payment to Bank until such item is actually collected by Bank and credited to the Collections Account; provided, however, Bank shall have the right to charge back to the Collections Account (or any other account of Borrower maintained at Bank) any item which is returned for inability to collect, plus accrued interest during the period of Bank's provisional credit for such item prior to receiving notice of dishonor.

          2.4. Advances.

          (a) Bank shall require from Borrower a signed written request for an Advance in form satisfactory to Bank, which request shall be delivered to Bank, at 1 HSBC Center, Buffalo, New York 14203, Attention: Bernadice Smoot, no later than 1:00 p.m. (local time Parsippany, New Jersey) on the date of the requested Advance, and shall specify the date (which shall be a Business Day) and the amount of the proposed Advance and provide such other information as Bank may require. Bank's acceptance of such a request shall be indicated by its making the Advance requested. Such an Advance shall be made available to Borrower in immediately available funds at Bank's address referred to in Section 10.4.

          (b) Notwithstanding the foregoing, Bank may, in its sole and absolute discretion, make or permit to remain outstanding Advances under the Loan in excess of the original principal amount of the Note, and all such amounts shall (i) be part of the Indebtedness evidenced by the Note, (ii) bear interest as provided herein, (iii) be payable upon demand by Bank, and (iv) be entitled to all rights and security as provided under the Loan Documents.

          (c) All Advance Requests shall be made by Intelligroup, as the designated agent for Advances of Borrower and all Advances shall be made available, as set forth in 2.4(b), above, to Intelligroup.

          2.5. Repayment of Loan.

          (a) Interest on the Loan shall accrue and be payable as set forth in the Note. The Loan shall mature, and the principal amount thereof and all accrued and unpaid interest, fees, expenses and other amounts payable under the Loan Documents shall be due and payable, on the Termination Date.

          (b) Bank may debit the Collections Account and/or make Advances to Borrower (whether or not in excess of the lesser of the Maximum Loan Amount and the Borrowing Base) and apply such amounts to the payment of interest, fees, expenses and other amounts to which Bank may be entitled from time to time and Bank is hereby irrevocably authorized to do so without the consent of Borrower.

          (c) Borrower shall make each payment of principal of and interest on the Loan and fees hereunder not later than 1:00 p.m. (local time Parsippany, New Jersey) on the date when due, without set off, counterclaim or other deduction, in immediately available funds to Bank at its address referred to in Section 10.4. Whenever any payment of principal of, or interest on, the Loan or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

          (d) To the extent that the aggregate amount of all Advances exceeds the Borrowing Base, the amount of such excess will be paid immediately to Bank upon Bank's demand.

          (e) Any prepayment shall not affect Borrower’s obligation to continue making payments under any swap agreement (as defined in 11 U.S.C. § 101), which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such swap agreement.

          2.6. Overdue Amounts. Any payments not made as and when due shall bear interest from the date due until paid at the Default Rate, in Bank's discretion.

          2.7. Calculation of Interest. All interest under the Note or hereunder shall be calculated on the basis of the Actual/360 Computation, as defined in the Note.

          2.8. Sales Tax. Borrower shall notify Bank if any Account includes any sales or other similar tax and Bank may, but shall not be obligated to, remit any such taxes directly to the taxing authority and make Advances or charge the Collections Account therefor. In no event shall Bank be liable for any such taxes.

          2.9. Fees.

          (a) Borrower shall pay to Bank a non-refundable upfront fee in the total amount of Twenty Five Thousand and 00/XX ($25,000.00) Dollars. One half of the upfront fee (Twelve Thousand Five Hundred and 00/XX ($12,500.00) Dollars) has been paid by Borrower and the second half of the upfront fee (Twelve Thousand Five Hundred and 00/XX ($12,500.00) Dollars) shall be payable on the date of this Agreement.

          (b) Borrower shall pay to Bank an unused fee for each day at a rate per annum equal to the product of (i) twenty (25) basis points multiplied by (ii) the difference between (A) the Maximum Loan Amount and (B) the aggregate outstanding amount of the Advances on such day, payable quarterly on the first day of each calendar quarter with respect to the immediately preceding quarter.

          (c) If Borrower elects to prepay Indebtedness, in whole or in part, which is subject to a LIBOR Rate Interest Period other than at the end of the applicable Interest Period, Borrower shall pay to Bank on demand any Yield Maintenance Fee.

          2.10. Statement of Account. If Bank provides Borrower with a statement of account on a periodic basis, such statement will be presumed complete and accurate and will be definitive and binding on Borrower, unless objected to with specificity by Borrower in writing within forty-five (45) days after receipt.

     3. Conditions Precedent to Borrowing. Prior to any Advance, the following conditions shall have been satisfied, in the sole opinion of Bank and its counsel:

          3.1. Conditions Precedent to Initial Advance. In addition to any other requirement set forth in this Agreement, Bank will not make the initial Advance under the Loan unless and until the following conditions shall have been satisfied:

          (a) Loan Documents. Borrower and each other party to any Loan Document, as applicable, shall have executed and delivered this Agreement, the Note, and other required Loan Documents, all in form and substance satisfactory to Bank.

          (b) Supporting Documents. Borrower shall cause to be delivered to Bank the following documents:

          (i) A copy of the governing instruments of Borrower and each Subsidiary, and a good standing certificate of Borrower and each Subsidiary, certified by the appropriate official of its state or country of incorporation and the State of New Jersey, if different;

          (ii) Incumbency certificate and certified resolutions of the board of directors (or other appropriate governing body) of Borrower and each other Person executing any Loan Documents, signed by the Secretary or another authorized officer of Borrower or such other Person, authorizing the execution, delivery and performance of the Loan Documents;

          (iii) The legal opinion of Borrower's and any Subsidiary's legal counsel addressed to Bank regarding such matters as Bank and its counsel may reasonably request;

          (iv) A satisfactory Borrowing Base Certificate duly completed by Borrower, together with all supporting statements, schedules and reconciliations as required by Bank;

          (v) Satisfactory evidence of payment of all fees due and reimbursement of all costs incurred by Bank, and evidence of payment to other parties of all fees or costs which Borrower is required under this Agreement to pay by the date of the initial Advance;

          (vi) UCC-11 searches and other Lien searches showing no existing security interests in or Liens on the Collateral other than Permitted Liens or liens being terminated on or before the date of the initial Advance; and

          (vii) Any lien waivers requested by Bank pursuant to section 5.13(c) hereof.

          (c) Insurance. Borrower shall have delivered to Bank satisfactory evidence of insurance meeting the requirements of Section 5.3.

          (d) Perfection of Liens. UCC-1 financing statements covering the Collateral executed by Borrower shall duly have been recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by the Security Agreement; and all taxes, fees and other charges in connection with the execution, delivery and filing of the Security Agreement and the financing statements shall duly have been paid.

          (e) Pledge Agreements. Borrower shall have delivered to bank the Pledge Documents from each Subsidiary required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by each Pledge Agreement.

          (f) Subordinations. Bank shall have received subordinations satisfactory to it from (i) the lessor of its facility in Edison, New Jersey; (ii) any and all lessors under any lease entered into with Borrower subsequent to the date of this Agreement that might have landlord's Liens on any Collateral located at a facility occupied by Borrower, if requested by Bank (iii) the lessor of any existing facility, other than Edison, New Jersey, that might have landlord's Liens on any Collateral located at such facility if requested by Bank after the date of this Agreement and (iv) all Guarantors and Affiliates as required by Section 5.9.

          (g) Additional Documents. Borrower shall have delivered to Bank all additional opinions, documents, certificates and other assurances that Bank or its counsel may require.

          (h) Payment of Fees. Borrower shall have paid all fees, costs and expenses as required by the Loan Documents in connection with the Closing.

          (i) Collateral Audit. An audit of Collateral satisfactory to Bank, in Bank’s discretion, at Borrower’s cost and expense.

          (j) Establishment of Accounts. Borrower shall establish and maintain their primary depository and cash management accounts with Bank for the term of the Loan.

          3.2. Conditions Precedent to Each Advance. The following conditions, in addition to any other requirements set forth in this Agreement, shall have been met or performed by the Advance Date with respect to any Advance Request and each Advance Request (whether or not a written Advance Request is required) shall be deemed to be a representation that all such conditions have been satisfied:

          (a) Advance Request. Borrower shall have delivered to Bank an Advance Request and other information, as required under Section 2.4(a).

          (b) No Default. No Default shall have occurred and be continuing or could occur upon the making of the Advance in question and, if Borrower is required to deliver a written Advance Request, Borrower shall have delivered to Bank an officer's certificate to such effect, which may be incorporated in the Advance Request.

          (c) Correctness of Representations. All representations and warranties made by Borrower herein or otherwise in writing in connection herewith shall be true and correct in all material respects with the same effect as though the representations and warranties had been made on and as of the proposed Advance Date, and, if Borrower is required to deliver a written Advance Request, Borrower shall have delivered to Bank an officer's certificate to such effect, which may be incorporated in the Advance Request.

          (d) No Adverse Change. There shall have been no change which could have a Material Adverse Effect on Borrower and its Subsidiaries, taken as a whole, since the date of the most recent financial statements of such Person delivered to Bank from time to time.

          (e) Limitations Not Exceeded. The proposed Advance shall not cause the outstanding principal balance of the Loan to exceed the lesser of the Maximum Loan Amount and the Borrowing Base. If Borrower is required to deliver a written Advance Request, Bank shall have received a current Accounts Receivable Report (as required by Section 5.6) sufficient in form and substance to calculate and verify the Borrowing Base.

          (f) Further Assurances. Borrower shall have delivered such further documentation or assurances as Bank may reasonably require.

     4. Representations and Warranties. In order to induce Bank to enter into this Agreement and to make the Loan provided for herein, Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of the Advance Date of any Advance by Bank to Borrower:

          4.1. Valid Existence and Power. Each of Borrower and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect on it. Each of Borrower and each other Person which is a party to any Loan Document (other than Bank) has the power to make and perform the Loan Documents executed by it and all such instruments will constitute the legal, valid and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors' rights generally. Intelligroup is organized under the laws of the State of New Jersey and has not changed the jurisdiction of its organization within the five years preceding the date hereof. Empower is organized under the laws of the State of Michigan and has not changed the jurisdiction of its organization within the five years preceding the date hereof.

          4.2. Authority. The execution, delivery and performance thereof by Borrower and each other Person (other than Bank) executing any Loan Document have been duly authorized by all necessary action of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.

          4.3. Financial Condition. Other than as disclosed in financial statements delivered on or prior to the date hereof to Bank, neither Borrower nor any Subsidiary has any direct or contingent obligations or liabilities (including any guarantees or leases) or any material unrealized or anticipated losses from any commitments of such Person except as described on Exhibit 4.3 (if any). All such financial statements have been prepared in accordance with GAAP and fairly present the financial condition of Borrower or Subsidiary, as the case may be, as of the date thereof. Borrower is not aware of any material adverse fact (other than facts which are generally available to the public and not particular to Borrower, such as general economic or industry trends) concerning the conditions or future prospects of Borrower or any Subsidiary which has not been fully disclosed to Bank, including any adverse change in the operations or financial condition of such Person since the date of the most recent financial statements delivered to Bank. Borrower is Solvent, and after consummation of the transactions set forth in this Agreement and the other Loan Documents, Borrower will be Solvent.

          4.4. Litigation. Except as disclosed on Exhibit 4.4 (if any), there are no suits or proceedings pending, or to the knowledge of Borrower threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting Borrower or any Subsidiary, or their assets, which if adversely determined would have a Material Adverse Effect on the financial condition or business of Borrower or such Subsidiary.

          4.5. Agreements, Etc. Neither Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction, adversely affecting its business, assets, operations or condition (financial or otherwise), nor is any such Person in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which it is a party, or any law, regulation, decree, order or the like.

          4.6. Authorizations. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by Borrower or any Subsidiary or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and it is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over such Person, which default would have a Material Adverse Effect on such Person. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.

          4.7. Title. Each of Borrower and each Subsidiary has good title to all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens. Borrower alone has full ownership rights in all Collateral.

          4.8. Collateral. The security interests granted to Bank herein and pursuant to any other Security Agreement (a) constitute and, as to subsequently acquired property included in the Collateral covered by the Security Agreement, will constitute, security interests under the Code entitled to all of the rights, benefits and priorities provided by the Code and (b) are, and as to such subsequently acquired Collateral will be, fully perfected, superior and prior to the rights of all third persons, now existing or hereafter arising, subject only to Permitted Liens. All of the Collateral is intended for use solely in Borrower's business.

          4.9. Jurisdiction of Organization; Location. The jurisdiction in which Borrower is organized, existing and in good standing, the chief executive office of Borrower where Borrower's business records are located, all of Borrower's other places of business and any other places where any Collateral is kept, are all correctly and completely indicated on Exhibit 4.9. The Collateral is located and shall at all times be kept and maintained only at Borrower's location or locations as described on Exhibit 4.9 herein No such Collateral is attached or affixed to any real property so as to be classified as a fixture unless Bank has otherwise agreed in writing. Borrower has not changed it legal status or the jurisdiction in which it is organized or moved its chief executive office within the five (5) years preceding the date hereof. Borrower shall provide Bank with thirty (30) days’ written notice prior to the relocation of any Collateral from the location or locations as described on Exhibit 4.9 herein. In the event of any such relocation of Collateral, Borrower shall provide Bank with such further assurances, including but not limited to subordinations as set forth at Section3.1(f), as Bank may reasonably require.

          4.10. Taxes. Borrower and each Subsidiary have filed all federal and state income and other tax returns which are required to be filed, and have paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due. Neither Borrower nor any Subsidiary is subject to any federal, state or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any taxes. Borrower and each Subsidiary have paid all sales and excise taxes due and payable by it.

          4.11. Labor Law Matters. No goods or services have been or will be produced by Borrower or any Subsidiary in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations.

          4.12. Accounts. Each Account, Instrument, Chattel Paper and other writing constituting any portion of the Collateral (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors' rights; (b) is not subject to any deduction or discount (other than as stated in the invoice and disclosed to Bank), defense, set off, claim or counterclaim of a material nature against Borrower except as to which Borrower has notified Bank in writing; (c) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except as to which Borrower has notified Bank in writing; (d) arises from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (e) is free of all Liens other than Permitted Liens; and (f) is for a liquidated amount maturing as stated in the invoice therefor. Each Account included in any Advance Request, Borrowing Base Certificate, report or other document as an Eligible Account meets all the requirements of an Eligible Account set forth herein.

          4.13. Judgment Liens. Neither Borrower nor any Subsidiary, nor any of their assets, are subject to any unpaid judgments (whether or not stayed) or any judgment liens in any jurisdiction except to the extent same would not constitute an Event of Default under Section 8.1(g).

          4.14. Subsidiaries. If Borrower has any Subsidiaries as of the date hereof they are listed on Exhibit 4.14. Borrower shall immediately notify Bank of the creation or acquisition of any new foreign or domestic Subsidiary and shall comply with Section 5.14 hereof.

          4.15. Environmental. Except as disclosed on Exhibit 4.15, neither Borrower, nor to Borrower's best knowledge any other previous owner or operator of any real property currently owned or operated by Borrower, has generated, stored or disposed of any Regulated Material on any portion of such property, or transferred any Regulated Material from such property to any other location in violation of any applicable Environmental Laws. Except as disclosed on Exhibit 4.15, no Regulated Material has been generated, stored or disposed of on any portion of the real property currently owned or operated by Borrower by any other Person, or is now located on such property. Except as disclosed on Exhibit 4.15, Borrower is in full compliance with all applicable Environmental Laws and Borrower has not been notified of any action, suit, proceeding or investigation which calls into question compliance by Borrower with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Regulated Material.

          4.16. ERISA. Borrower has furnished to Bank true and complete copies of the latest annual report required to be filed pursuant to Section 104 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to each employee benefit plan or other plan maintained for employees of Borrower or any Subsidiary and covered by Title IV of ERISA (a "Plan"), and no Termination Event (as hereinafter defined) with respect to any Plan has occurred and is continuing. For the purposes of this Agreement, a "Termination Event" shall mean a "reportable event" as defined in Section 4043(b) of ERISA, or the filing of a notice of intent to terminate under Section 4041 of ERISA. Neither Borrower nor any Subsidiary has any unfunded liability with respect to any such Plan.

          4.17. Investment Company Act. Neither Borrower nor any Subsidiary is an "investment company" as defined in the Investment Company Act of 1940, as amended.

          4.18. Names. Borrower currently conducts all business only under its legal name as set forth above in the introductory section of this Agreement. Except as disclosed on Exhibit 4.18, during the preceding five (5) years Borrower has not (i) been known as or used any other corporate, fictitious or trade name, (ii) been the surviving entity of a merger or consolidation or (iii) acquired all or substantially all of the assets of any Person.

          4.19. Insider. Borrower is not, and no Person having "control" (as that term is defined in 12 U.S.C. §375(b)(5) or in regulations promulgated pursuant thereto) of Borrower is, an "executive officer," "director," or "principal shareholder" (as those terms are defined in 12 U.S.C. §375(b) or in regulations promulgated pursuant thereto) of Bank, of a bank holding company of which Bank is a subsidiary, or of any subsidiary of a bank holding company of which Bank is a subsidiary.

          4.20. Compliance with Covenants; No Default. Borrower is, and upon funding of the Loan will be, in compliance with all of the covenants hereof. No Default has occurred, and the execution, delivery and performance of the Loan Documents and the funding of the Loan will not cause a Default.

          4.21. Full Disclosure. There is no material fact which is known or which should be known by Borrower that Borrower has not disclosed to Bank which could have a Material Adverse Effect. No Loan Document, nor any agreement, document, certificate or statement delivered by Borrower or any Subsidiary to Bank, contains any untrue statement of a material fact or omits to state any material fact which is known or which should be known by Borrower necessary to keep the other statements from being misleading.

          4.22. Additional Representations. Any additional representations or warranties set forth on Exhibit 4.22 (if any) hereto are true and correct in all material respects.

     5. Affirmative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower and each Subsidiary:

          5.1. Use of Loan Proceeds. Shall use the proceeds of the Loan only for working capital to be used in the operation of Borrower's business and general corporate purposes, and furnish Bank all evidence that it may reasonably require with respect to such use.

          5.2. Maintenance of Business and Properties. Shall at all times maintain, preserve and protect all Collateral and all the remainder of its material property used or useful in the conduct of its business, and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

          5.3. Insurance. Shall maintain such liability insurance, workers' compensation insurance, business interruption insurance and casualty insurance as may be required by law, customary and usual for prudent businesses in its industry or as may be reasonably required by Bank and shall insure and keep insured all Collateral and other properties in good and responsible insurance companies satisfactory to Bank. All hazard insurance covering Collateral shall be in amounts and shall contain co-insurance and deductible provisions approved by Bank, shall name and directly insure Bank as secured party and loss payee under a long-form loss payee clause acceptable to Bank, or its equivalent, and shall not be terminable except upon 30 days' (or less if required by applicable law) written notice to Bank. Borrower shall furnish to Bank copies of all such policies.

          5.4. Notice of Default. Shall provide to Bank immediate notice of (a) the occurrence of a Default and what action (if any) Borrower is taking to correct the same, (b) any litigation or material changes in existing litigation or any judgment against it or its assets, in excess of $100,000.00 (c) any material damage or loss to property, (d) any notice from taxing authorities as to claimed deficiencies or any tax lien or any notice relating to alleged ERISA violations, (e) any Reportable Event, as defined in ERISA, (f) any rejection, return, offset, dispute, loss or other circumstance having a Material Adverse Effect on any Collateral, (g) the cancellation or termination of, or any default under, any material agreement to which Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any Debt of Borrower; and (h) any loss or threatened loss of material licenses or permits.

          5.5. Inspections. Shall at reasonable times upon reasonable prior notice (except no such notice shall be required following the occurrence of or during the continuation of an Event of Default) permit inspections of the Collateral and the records of such Person pertaining thereto and verification of the Accounts, and in such manner as may be reasonably required by Bank and shall further permit such inspections, reviews and field examinations of its other records and its properties (with such reasonable frequency and at such reasonable times as Bank may desire) by Bank as Bank may deem necessary or desirable from time to time provided, that so long as no Event of Default has occurred, and further provided that Bank has received satisfactory results of all inspections, Borrower shall only be required to pay the cost of (a) two (2) such inspections during the first twelve (12) months following the date hereof and (b) one (1) such inspection during each twelve (12) month period following the first anniversary of the date hereof. Subject to the foregoing sentence, the cost of such field examinations, reviews, verifications and inspections shall be borne by Borrower.

          5.6. Financial Information. Shall maintain books and records in accordance with GAAP and shall furnish to Bank the following periodic financial information:

          (a) Periodic Borrowing Base Information. Within fifteen (15) days of the end of each month (or more frequently if required by Bank), a completed Borrowing Base Certificate in such form as Bank shall require (a "Borrowing Base Certificate"). Borrower shall attach the following to the Borrowing Base Certificate, which shall be certified by the chief financial officer or president of Borrower to be accurate and complete and in compliance with the terms of the Loan Documents: (i) a report listing all Accounts and all Eligible Accounts of Borrower as of the last Business Day of such month (an "Accounts Receivable Report") which shall include the amount and age of each Account, the name and mailing address of each Account Debtor, a detailing of all credits due such Account Debtor by Borrower stated in the number of days which have elapsed since the date each such credit was issued by Borrower, and such other information as Bank may require in order to verify the Eligible Accounts, all in reasonable detail and in form acceptable to Bank, (ii) a report listing all unbilled Accounts and Eligible Unbilled Accounts of Borrower as of the last Business Day of such month (an "Unbilled Accounts Receivable Report"), which shall include the amount of each Unbilled Account, the name and mailing address of each Unbilled Account Debtor, a detailing of all credits due such Account Debtor by Borrower stated in the number of days which have elapsed since the date each such credit was issued by Borrower, and such other information as Bank may require in order to verify the Eligible Unbilled Accounts, all in reasonable detail and in form acceptable to and (iii) a report reconciling (x) the Accounts and Unbilled Accounts of Borrower as set forth on the Accounts Receivable Report and the Unbilled Accounts Receivable Report attached to the Borrowing Base Certificate to (y) the aggregate Accounts and Unbilled Accounts set forth in the financial statements delivered to Bank pursuant to Section 5.6(b) (which shall be based upon Borrower's general ledger).

          (b) Interim Statements. Within sixty (60) days after the end of each quarter, a consolidated and consolidating balance sheet of Borrower at the end of that period and a consolidated and consolidating income statement and statement of cash flows for that period (and for the portion of the fiscal year ending with such period), together with all supporting schedules, setting forth in comparative form the figures for the same period of the preceding fiscal year, and certified by the chief financial officer of Borrower as true and correct and fairly representing the financial condition of Borrower and that such statements are prepared in accordance with GAAP, except without footnotes and subject to normal year-end audit adjustments;

          (c) Annual Statements. Within one hundred twenty (120) days after the end of each fiscal year, a detailed audited financial report of Borrower containing a consolidated and consolidating balance sheet at the end of that period and a consolidated and consolidating income statement and statement of cash flows for that period, setting forth in comparative form the figures for the preceding fiscal year, together with all supporting schedules and footnotes, and containing an audit opinion of independent certified public accountants acceptable to Bank that the financial statements were prepared in accordance with GAAP. Borrower shall obtain such written acknowledgments from Borrower's independent certified public accountants as Bank may require permitting Bank to rely on such annual financial statements. Any management letter, supplemental letter, or other document accompanying the report will also be provided to Bank. In addition, promptly upon receipt, one copy of each written report submitted to Borrower by independent accountants for any other annual, quarterly or special audit will be provided to Bank;

          (d) Compliance Certificates. Together with each report required by Subsections (b) and (c), a compliance certificate in form attached hereto as Exhibit 5.6 and a certificate of its president or chief financial officer that no Default then exists or if a Default exists, the nature and duration thereof and Borrower's intention with respect thereto, and in addition, shall cause Borrower's independent auditors (if applicable) to submit to Bank, together with its audit report, a statement that, in the course of such audit, it discovered no circumstances which it believes would result in a Default or if it discovered any such circumstances, the nature and duration thereof;

          (e) Auditor's Management Letters. Promptly upon receipt thereof, copies of each report submitted to Borrower by independent public accountants in connection with any annual, interim or special audit made by them of the books of Borrower including, without limitation, each report submitted to Borrower concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of Borrower;

          (f) Other Information. Such other information reasonably requested by Bank from time to time concerning the business, properties or financial condition of Borrower and Subsidiaries; and

          (g) Projections. Not later than the one hundred twenty (120) days after the commencement of each fiscal year, deliver Projections to Bank for Borrower for such fiscal year.

          5.7. Maintenance of Existence and Rights. Shall preserve and maintain its corporate existence, authorities to transact business, rights and franchises, trade names, patents, trademarks and permits necessary to the conduct of its business.

          5.8. Payment of Taxes, Etc. Shall pay before delinquent all of its debts and taxes, except nonpayment of debts and taxes being actively contested in accordance with law (provided that Bank may require bonding or other assurances).

          5.9. Subordination. Shall cause all debt and other obligations now or hereafter owed to any Guarantor or Affiliate to be subordinated in right of payment and security to the Indebtedness in accordance with subordination agreements satisfactory to Bank.

          5.10. Compliance; Hazardous Materials. Shall strictly comply with all laws, regulations, ordinances and other legal requirements, specifically including, without limitation, ERISA, all securities laws and all laws relating to hazardous materials and the environment. Unless approved in writing by Bank, neither Borrower nor any Subsidiary shall engage in the storage, manufacture, disposition, processing, handling, use or transportation of any hazardous or toxic materials, whether or not in compliance with applicable laws and regulations.

          5.11. Compliance with Assignment Laws. Shall if required by Bank comply with the Federal Assignment of Claims Act and any other applicable law relating to assignment of government contracts.

          5.12. Further Assurances. Shall take such further action and provide to Bank such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.

          5.13. Covenants Regarding Collateral. Borrower makes the following covenants with Bank regarding the Collateral for itself and each Subsidiary. Borrower and each Subsidiary:

          (a) will use the Collateral only in the ordinary course of its business and will not permit the Collateral to be used in violation of any applicable law or policy of insurance;

          (b) as agent for Bank, will defend the Collateral against all claims and demands of all Persons, except for Permitted Liens;

          (c) will, at Bank's request, for all Collateral located within the United States, obtain and deliver to Bank such waivers as Bank may require waiving the landlord's, mortgagee's or other lien holder’s enforcement rights against the Collateral and assuring Bank's access to the Collateral in exercise of its rights hereunder;

          (d) will promptly deliver to Bank all promissory notes, drafts, trade acceptances, chattel paper, Instruments or documents of title which are Collateral in tangible form in excess of $10,000.00 in value, appropriately endorsed to Bank's order, and Borrower will not create or permit any Subsidiary to create any Electronic Chattel Paper without taking all steps deemed necessary by Bank to confer control of the Electronic Chattel Paper upon Bank in accordance with the Code;

          (e) Except for sales of Inventory in the ordinary course of business, the disposal of obsolete or worn out assets and Permitted Liens, will not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber any Collateral or any interest therein;

          (f) shall promptly notify Bank of any future patents, trademarks or copyrights owned by Borrower or any Subsidiary and any license agreements entered into by Borrower or any Subsidiary authorizing said Person to use any patents, trademarks or copyrights owned by third parties; and

          (g) shall give Bank at least thirty (30) days prior written notice of any new trade or fictitious name. Borrower's or any Subsidiary’s use of any trade or fictitious name shall be in compliance with all laws regarding the use of such names.

          5.14 Additional Security. The Indebtedness shall also be secured by a first priority security interest in and lien on all assets of all domestic Subsidiaries of Borrower created or acquired after the date of this Agreement and a pledge of 65% of capital stock in all foreign Subsidiaries of Borrower created or acquired after the date of this Agreement. Borrower shall delivered to Bank a guaranty and security agreement in a form acceptable to Bank, UCC financing statement(s) and/or Pledge Documents, as applicable, for each new domestic Subsidiary and/or foreign Subsidiary within thirty (30) days of Borrower’s creation or acquisition of such Subsidiary.

          5.15 Post Closing Obligations. Borrower shall comply with any and all post closing obligations within the time provided for compliance as set forth on Exhibit 10.17.

     6. Negative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower and each Subsidiary:

          6.1. Debt. Shall not create or permit to exist any Debt, including any guaranties or other contingent obligations, except Permitted Debt.

          6.2. Liens. Shall not create or permit any Liens on any of its property except Permitted Liens.

          6.3. Dividends. Shall not pay or declare any dividends (other than stock dividends) or other distribution or purchase, redeem or otherwise acquire any stock or other equity interests or pay or acquire any debt subordinate to the Indebtedness unless, at the time and after giving effect thereto, there shall be no Default hereunder and such payment or acquisition is specifically permitted by Exhibit 6.3 hereto (if any); provided, however, that any Subsidiary or Borrower may pay dividends to a Borrower or another Subsidiary wholly-owned by Borrower, except that Borrower may buy back on a one time basis its own stock provided that there is no Event of Default existing at that time and after giving effect to the buy back there is a minimum borrowing availability of $2,000,000.00.

          6.4. Loans and Other Investments. Shall not make or permit to exist any advances or loans to, other than loans to its foreign Subsidiaries, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as "Investments") any Person except for (a) purchases of direct obligations of the federal government, (b) deposits in commercial banks, (c) commercial paper of any U.S. corporation having the highest ratings then given by the Moody's Investors Services, Inc. or Standard & Poor's Corporation, (d) existing investments in Subsidiaries, (e) endorsement of negotiable instruments for collection in the ordinary course of business, and (f) advances to employees for business travel and other expenses incurred in the ordinary course of business which do not at any time exceed $500,000.00 in the aggregate.

          6.5. Change in Business. Shall not enter into any business which is substantially different from the business in which it is presently engaged.

          6.6. Accounts. (a) Shall not sell, assign or discount any of its Accounts, Chattel Paper or any promissory notes held by it other than the discount of such notes in the ordinary course of business for collection; and (b) shall notify Bank promptly in writing of any discount, offset or other deductions not shown on the face of an Account invoice and any dispute over an Account, and any information relating to an adverse change in any Account Debtor's financial condition or ability to pay its obligations.

          6.7. Transactions with Affiliates. With the exception of the existing related party transactions disclosed in the Borrower’s SEC reports, shall not directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay any management fees to or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate (other than a Subsidiary); provided, however, that any acts or transactions prohibited by this Section may be performed or engaged in after written notice to Bank if upon terms not less favorable to Borrower or such Subsidiary than if no such relationship existed as determined by disinterested members of the Borrower’s board of directors. [Note: Notice only, not consent, is required]

          6.8. No Change in Name, Offices or Jurisdiction of Organization; Removal of Collateral. Shall not, unless it shall have given 30 days' advance written notice thereof to Bank, (a) change its name or the location of its chief executive office or other office where books or records are kept, or change the jurisdiction in which the Borrower is organized, or (b) permit any Inventory or other tangible Collateral to be located at any location other than as specified in Section 4.9. In the event of any such change, Borrower shall comply with Section 4.9 and provide such further assurances to Bank.

          6.9. No Sale, Leaseback. Shall not enter into any sale-and-leaseback or similar transaction.

          6.10. Margin Stock. Shall not use any proceeds of the Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

          6.11. Tangible Collateral. Shall not, except as otherwise provided herein, allow any Inventory or other tangible Collateral to be commingled with, or become an accession to or part of, any property of any other Person so long as such property is Collateral; nor allow any tangible Collateral to become a fixture unless Bank shall have given its prior written authorization.

          6.12. Subsidiaries. Shall not acquire, form or dispose of all or any portion of any Subsidiaries or permit any Subsidiary to issue capital stock except to its parent, except that Borrower may form a new Subsidiary provided that if the new Subsidiary is a foreign Subsidiary it pledges 65% of its capital stock or if the new Subsidiary is a domestic Subsidiary it becomes a guarantor under the Loan Documents and provides a security agreement as required by Section 5.14.

          6.13. Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets. Except for a merger or combination with its Subsidiaries or between Subsidiaries upon reasonable prior notice to Bank, shall not dissolve or liquidate, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise, all or a substantial part (more than 10% in the aggregate during the term hereof) of the assets of any Person, or sell, transfer, lease or otherwise dispose of all or a substantial part (more than 10% in the aggregate during the term hereof) of its property or assets, except for the sale of Inventory in the ordinary course of business, or sell or dispose of any equity ownership interests in any Subsidiary. In the event of such a merger or combination Borrower shall provide such further assurances as Bank may reasonably require with respect to the Collateral and/or the terms and conditions of the Loan Documents .

           6.14. Change of Fiscal Year or Accounting Methods. Shall not change its fiscal year or its accounting methods.

     7. Other Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower and each Subsidiary shall comply with the following additional covenants:

          Fixed Charge Coverage Ratio. Borrower shall, at all times, maintain a Ratio of not less than 1.2 to 1.00, tested quarterly on a rolling trailing four quarter basis. "Fixed Charge Coverage Ratio" shall mean the ratio of earnings before interest expense, tax expense, depreciation expense and amortization expense (“EBITDA”) to the sum of (i) payments of principal on indebtedness other than the Loan; (ii) capital lease obligations; (iii) interest expense; (iv) cash taxes paid; (v) dividends and distributions paid; and (vi) unfunded capital expenditures.

          Leverage Ratio. Borrower shall, at all times, maintain a Leverage Ratio of not more than 2.5 to 1.00 tested quarterly on a rolling trailing four quarter basis. "Leverage Ratio" shall mean the ratio of all Funded Debt to EBITDA. "Funded Debt" shall mean, as applied to any person, the sum of all indebtedness for borrowed money (including, without limitation, capital lease obligations, subordinated debt, and issued letters of credit) or evidenced by a note, bond, debenture or similar instrument of that person.

          Positive Net Income. Borrower shall, at all times, maintain a positive net income on an annual consolidated basis tested quarterly on a rolling trailing four quarter basis.

          Deposit Relationship. Borrower shall maintain its primary depository account and cash management account with Bank.

     8. Default.

          8.1. Events of Default. Each of the following shall constitute an Event of Default:

          (a) Borrower shall fail to make any payment of any principal on the Note, when due; or

          (b) Borrower shall fail to make any payment, within three (3) business days of its due date, of interest on the Note, any amounts due hereunder or any other Loan Document, or any other Indebtedness, other than payments of principal; or

          (c) Borrower, any Subsidiary or any other party to any Loan Document (other than Bank) shall default in the performance of any agreement, covenant or obligation contained in this Agreement or such Loan Document not provided for elsewhere in this Section 8, and such default shall continue for more than thirty (30) days, provided, however, that the thirty (30) day period set forth herein shall not apply to any default of a negative covenant set forth in Section 6, a financial covenant set forth at Section 7, insurance requirements set forth at Section 5.3, and any requirement of notice set forth in this Agreement and Borrower’s default shall immediately consitute an Event of Default; or

          (d) Any representation or warranty made by Borrower or any other party to any Loan Document (other than Bank) herein or therein or in any certificate or report furnished in connection herewith or therewith shall prove to have been untrue or incorrect in any material respect when made; or

          (e) Any other obligation now or hereafter owed by Borrower or any Subsidiary to Bank or any affiliate of Bank shall be in default and not cured within the grace period, if any, provided therein, or any such Person shall be in default under any obligation in excess of $250,000.00 in the aggregate owed to any other obligee, which default entitles the obligee to accelerate any such obligations or exercise other remedies with respect thereto; or

          (f) Borrower or any Subsidiary shall (A) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, (B) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (C) make a general assignment for the benefit of its creditors, (D) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect) or any similar law in any other jurisdiction, (E) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (F) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code or any similar law in any other jurisdiction, or (G) take any corporate action for the purpose of effecting any of the foregoing; or

          (g) An involuntary petition or complaint shall be filed against Borrower or any Subsidiary seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Borrower or any Subsidiary, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions; or

          (h) A judgment in excess of $250,000.00 in the aggregate with any other judgments shall be rendered against Borrower or any Subsidiary and shall remain undischarged, undismissed and unstayed for more than forty-five days (except judgments validly covered by insurance with a deductible of not more than $100,000.00) or there shall occur any levy upon, or attachment, garnishment or other seizure of, any material portion of the Collateral or other assets of Borrower or any Subsidiary by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution; or

          (i) Borrower or any Subsidiary shall fail to pay, on demand, any returned or dishonored draft, check, or other item which has been deposited to the Collections Account or otherwise presented to Bank and for which Borrower has received provisional credit; or

          (j) Loss, theft, damage or destruction of any material portion of the tangible Collateral for which there is either no insurance coverage or for which, in the reasonable opinion of Bank, there is insufficient insurance coverage; or

          (k) There shall occur any change in the condition (financial or otherwise) of Borrower which, in the reasonable opinion of Bank, could have a Material Adverse Effect; or

          (l) Borrower shall fail to give any required notice of Default under Section 5.4 of this Agreement; or

          8.2. Remedies. If an Event of Default shall occur, Bank may, without notice to Borrower, at its option, withhold further Advances to Borrower. If an Event of Default shall have occurred and be continuing, Bank may at its option take any or all of the following actions:

          (a) Bank may declare any or all Indebtedness (other than Indebtedness under any swap agreements, as defined in 11 U.S.C §101, between Borrower and Bank or any affiliate of Bank, which shall be governed by the default and termination provisions of said swap agreements) to be immediately due and payable (if not earlier demanded), terminate its obligation to make Advances to Borrower, bring suit against Borrower to collect the Indebtedness, exercise any remedy available to Bank hereunder or at law and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of Bank to exercise any other remedies.

          (b) Without waiving any of its other rights hereunder or under any other Loan Document, Bank shall have all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract. If requested by Bank, Borrower will promptly assemble the Collateral and make it available to Bank at a place to be designated by Bank. Borrower agrees that any notice by Bank of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the Code or otherwise, shall constitute reasonable notice to Borrower if the notice is mailed to Borrower by certified mail, postage prepaid, at least three (3) business days before the action to be taken. Borrower shall be liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Indebtedness in full.

          (c) Bank may demand, collect and sue for all amounts owed pursuant to Accounts, General Intangibles, Chattel Paper, Instruments, Documents or for proceeds of any Collateral (either in Borrower's name or Bank's name at the latter's option), with the right to enforce, compromise, settle or discharge any such amounts.

          8.3. Receiver. In addition to any other remedy available to it, Bank shall have the absolute right, upon the occurrence and during the continuation of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrower and any costs and expenses incurred by Bank in connection with such receivership shall bear interest at the Default Rate, at Bank's option, and shall be secured by all Collateral.

          8.4. Deposits; Insurance. After the occurrence and during the continuation of an Event of Default, Borrower authorizes Bank to collect and apply against the Indebtedness when due any cash or deposit accounts in its possession, and any refund of insurance premiums or any insurance proceeds payable on account of the loss or damage to any of the Collateral and irrevocably appoints Bank as its attorney-in-fact to endorse any check or draft or take other action necessary to obtain such funds.

     9. Security Agreement.

          9.1. Security Interest.

          (a) As security for the payment and performance of any and all Indebtedness and the performance of all obligations and covenants of Borrower to Bank and its affiliates, whether hereunder and under the other Loan Documents or otherwise, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by Borrower to Bank or any of Bank’s affiliates, Borrower hereby grants to Bank (for itself and its affiliates) a continuing security interest in and general lien upon and right of set-off against, all right, title and interest of Borrower in and to the Collateral, whether now owned or hereafter acquired by Borrower.

          (b) Except as herein or by applicable law otherwise expressly provided, Bank shall not be obligated to exercise any degree of care in connection with any Collateral in its possession, to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein against prior parties, and Borrower agrees to take such steps. In any case Bank shall be deemed to have exercised reasonable care if it shall have taken such steps for the care and preservation of the Collateral or rights therein as Borrower may have reasonably requested Bank to take and Bank's omission to take any action not requested by Borrower shall not be deemed a failure to exercise reasonable care. No segregation or specific allocation by Bank of specified items of Collateral against any liability of Borrower shall waive or affect any security interest in or Lien against other items of Collateral or any of Bank's options, powers or rights under this Agreement or otherwise arising.

          (c) Bank may at any time and from time to time, with or without notice to Borrower, (i) transfer into the name of Bank or the name of Bank's nominee any of the Collateral, (ii) notify any Account Debtor or other obligor of any Collateral to make payment thereon direct to Bank of any amounts due or to become due thereon and (iii) receive and after a Default direct the disposition of any proceeds of any Collateral.

          9.2. Financing Statements; Power of Attorney. Borrower authorizes Bank at Borrower's expense to file any financing statements and/or amendments thereto relating to the Collateral (without Borrower's signature thereon) which Bank deems appropriate that (a) indicate the Collateral (i) as “all assets” of Borrower or words of similar effect, if appropriate, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code, or (ii) by specific Collateral category, and (b) provide any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment. Borrower irrevocably appoints Bank as its attorney-in-fact to execute any such financing statements and/or control agreements in Borrower's name and to perform all other acts, at Borrower’s expense, which Bank deems appropriate to perfect and to continue perfection of the security interest of Bank. Borrower hereby appoints Bank as Borrower's attorney-in-fact to endorse, present and collect on behalf of Borrower and in Borrower's name any draft, checks or other documents necessary or desirable to collect any amounts which Borrower may be owed. Bank is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit, provided that such license and right to use shall only be utilized in the event of an occurrence of an Event of Default. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the reasonable costs, expenses and attorneys' fees and expenses incurred by Bank for collection and for acquisition, completion, protection, removal, storage, sale and delivering of the Collateral; secondly, to interest due upon any of the Indebtedness; and thirdly, to the principal amount of the Indebtedness. If any deficiency shall arise, Borrower and each Guarantor shall remain jointly and severally liable to Bank therefor.

          9.3. Entry. Following the occurrence of an Event of Default Borrower hereby irrevocably consents to any act by Bank or its agents in entering upon any premises for the purposes of either (i) inspecting the Collateral or (ii) taking possession of the Collateral and Borrower hereby waives its right to assert against Bank or its agents any claim based upon trespass or any similar cause of action for entering upon any premises where the Collateral may be located.

          9.4. Other Rights. Borrower authorizes Bank without affecting Borrower's obligations hereunder or under any other Loan Document from time to time (i) to take from any party and hold additional Collateral or guaranties for the payment of the Indebtedness or any part thereof, and to exchange, enforce or release such collateral or guaranty of payment of the Indebtedness or any part thereof and to release or substitute any endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Indebtedness or any part thereof or any party in any way obligated to pay the Indebtedness or any part thereof; and (ii) upon the occurrence of any Event of Default to direct the manner of the disposition of the Collateral and the enforcement of any endorsements, guaranties, letters of credit or other security relating to the Indebtedness or any part thereof as Bank in its sole discretion may determine.

          9.5. Accounts. In the event of an occurrence of an Event of Default, Bank may notify any Account Debtor of Bank's security interest and may direct such Account Debtor to make payment directly to Bank for application against the Indebtedness. Any such payments received by or on behalf of Borrower shall be the property of Bank, shall be held in trust for Bank and not commingled with any other assets of any Person (except to the extent they may be commingled with other assets of Borrower in an account with Bank) and shall be immediately delivered to Bank in the form received. Bank shall have the right to apply any proceeds of Collateral to such of the Indebtedness in the manner set forth in Section 9.2.

          9.6. Waiver of Marshaling. Borrower hereby waives any right it may have to require marshaling of its assets.

          9.7 Control. Borrower will cooperate with Bank in obtaining control of, or control agreements with respect to, Collateral for which control or a control agreement is required for perfection of the Bank’s security interest under the Code.

     10. Miscellaneous.

          10.1. No Waiver, Remedies Cumulative. No failure on the part of Bank to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.

          10.2. Survival of Representations. All representations and warranties made herein shall survive the making of the Loan hereunder and the delivery of the Note, and shall continue in full force and effect so long as any Indebtedness is outstanding, there exists any commitment by Bank to Borrower, and until this Agreement is formally terminated in writing.

          10.3. Indemnity By Borrower; Expenses. In addition to all other Indebtedness, Borrower agrees to defend, protect, indemnify and hold harmless Bank and its Affiliates and all of their respective officers, directors, employees, attorneys, consultants and agents from and against any and all losses, damages, liabilities, obligations, penalties, fees, costs and expenses (including, without limitation, attorneys' and paralegals' reasonable fees, costs and expenses) incurred by such indemnitees, whether prior to or from and after the date hereof, as a result of or arising from or relating to (i) the due diligence effort (including, without limitation, public record search, recording fees, examinations and investigations of the properties of Borrower and Borrower's operations), negotiation, preparation, execution and/or performance of any of the Loan Documents or of any document executed in connection with the transactions contemplated thereby and the perfection of Bank's Liens in the Collateral, maintenance of the Loan by Bank, and any and all amendments, modifications, and supplements of any of the Loan Documents or restructuring of the Indebtedness, (ii) any suit, investigation, action or proceeding by any Person (other than Borrower), whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation or common law principle, arising from or in connection with Bank's furnishing of funds to Borrower under this Agreement, (iii) Bank's preservation, administration and enforcement of its rights under the Loan Documents and applicable law, including the reasonable fees and disbursements of counsel for Bank in connection therewith, whether suit be brought or not and whether incurred at trial or on appeal, and all costs of repossession, storage, disposition, protection and collection of Collateral, (iv) periodic field exams, audits and appraisals performed by Bank; and/or (v) any matter relating to the financing transactions contemplated by the Loan Documents or by any document execution in connection with the transactions contemplated thereby, other than for such loss, damage, liability, obligation, penalty, fee, cost or expense arising from such indemnitee's gross negligence or willful misconduct. If Borrower should fail to pay any tax or other amount required by this Agreement to be paid or which may be reasonably necessary to protect or preserve any Collateral or Borrower's or Bank's interests therein, Bank may make such payment and the amount thereof shall be payable on demand, shall bear interest at the Default Rate from the date of demand until paid and shall be deemed to be Indebtedness entitled to the benefit and security of the Loan Documents. In addition, Borrower agrees to pay and save Bank harmless against any liability for payment of any state documentary stamp taxes, intangible taxes or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery or recording of any Loan Document or the making of any Advance, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of Bank or Borrower with respect to the applicability of such tax. Borrower's obligation for indemnification for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs and expenses of Bank shall be part of the Indebtedness, secured by the Collateral, chargeable against Borrower's loan account, and shall survive termination of this Agreement.

          10.4. Notices. Any notice or other communication hereunder under the Note to any party hereto or thereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, facsimile with receipt confirmed, telegram, telex or registered or certified United States mail and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, telexed, faxed or three (3) Business Days after having been deposited in the United States mail, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

Bank:	HSBC Bank USA, NA
3219 Route 46 East,
Suite 201
Parsippany, NJ 07054
Attn: Thomas J. Sweeney

Borrower:	Intelligroup, Inc.
499 Thornall Street
Edison, New Jersey 08837
Attn: Shri Ram Bhaskar Cherukumilli

Borrower:	Empower, Inc.
499 Thornall Street
Edison, New Jersey 08837
Attn: [_________________________________]

          10.5. Governing Law. This Agreement and the Loan Documents shall be deemed contracts made under the laws of the State of the Jurisdiction and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction) except insofar as the laws of another jurisdiction may, by reason of mandatory provisions of law, govern the perfection, priority and enforcement of security interests in the Collateral.

          10.6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank, and their respective successors and assigns; provided, that Borrower may not assign any of its rights hereunder without the prior written consent of Bank, and any such assignment made without such consent will be void.

          10.7. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

          10.8. No Usury. Regardless of any other provision of this Agreement, the Note or in any other Loan Document, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Note and not to the payment of interest, and (ii) if the loan evidenced by the Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of the Note or the refunding of excess to be a complete settlement and acquittance thereof.

          10.9. Powers. All powers of attorney granted to Bank are coupled with an interest and are irrevocable so long as the Indebtedness remains outstanding or this Loan Agreement has not been terminated.

          10.10. Approvals. If this Agreement calls for the approval or consent of Bank, such approval or consent may be given or withheld in the discretion of Bank unless otherwise specified herein.

          10.11 Participations. Bank shall have the right to enter into one or more participation with other lenders with respect to the Indebtedness. Upon prior notice to Borrower of such participation, Borrower shall thereafter furnish to such participant any information furnished by Borrower to Bank pursuant to the terms of the Loan Documents. Nothing in this Agreement or any other Loan Document shall prohibit Bank from pledging or assigning this Agreement and Bank's rights under any of the other Loan Documents, including collateral therefor, to any Federal Reserve Bank in accordance with applicable law.

          10.12. Dealings with Multiple Borrowers. If more than one Person is named as Borrower hereunder, all Indebtedness, representations, warranties, covenants, agreements and indemnities set forth in the Loan Documents to which such Person is a party shall be joint and several. Any and all references to Borrower (regardless of whether preceded by the term a, any, each of, all, and/or, or any other similar term) shall be deemed to refer to each and every (and/or any one or all) parties constituting a Borrower, individually and/or in the aggregate. Bank shall have the right to deal with any individual of any Borrower with regard to all matters concerning the rights and obligations of Bank hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents. All actions or inactions of the officers, managers, members and/or agents of any Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrowers hereunder. Each Borrower hereby appoints each other Borrower as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such Person hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents. The foregoing is a material inducement to the agreement of Bank to enter into the terms hereof and to consummate the transactions contemplated hereby.

          10.13. Waiver of Certain Defenses. To the fullest extent permitted by applicable law, upon the occurrence of any Event of Default, neither Borrower nor anyone claiming by or under Borrower will claim or seek to take advantage of or any other law requiring Bank to attempt to realize upon any Collateral or collateral of any surety or guarantor, or any appraisement, evaluation, stay, extension, homestead, redemption or exemption laws now or hereafter in force in order to prevent or hinder the enforcement of this Agreement. Borrower, for itself and all who may at any time claim through or under Borrower, hereby expressly waives to the fullest extent permitted by law the benefit of all such laws. All rights of Bank and all obligations of Borrower hereunder shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Indebtedness, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (ii) any exchange, release or non-perfection of any other collateral given as security for the Indebtedness, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Indebtedness, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or any third party, other than payment and performance in full of the Indebtedness.

          10.14. Integration. This Agreement and the other Loan Documents constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.

          10.15. LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BANK BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM (A "DISPUTE") THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE INDEBTEDNESS AND OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE, WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.

          10.16 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER BY EXECUTION HEREOF AND BANK BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO ENTER INTO AND ACCEPT THIS AGREEMENT. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS AGREEMENT.

          10.17. Other Provisions. Any other or additional terms and conditions set forth in Exhibit 10.17 (if any) are hereby incorporated herein.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HSBC Bank USA, National Association

By____/s/ Thomas J. Sweeney ______________________
Name:	Thomas J. Sweeney
Its:	Vice President

Intelligroup, Inc.

By_______/s/ Alok Bajpai___________________________
Name:	Alok Bajpai
Its:	CFO, Treasurer and Secretary

Empower, Inc.

By_____/s/ Alok Bajpai_____________________________
Name:	Alok Bajpai
Its:	Treasurer and Secretary

SCHEDULE OF EXHIBITS

Exhibit	Section Reference		Title
1	1	("Definitions")	Definitions
1.1A	1.1	("Collateral")	Additional Collateral
1.1B	1.1	("Eligible Accounts")	Ineligible Accounts
1.1C	1.1	("Permitted Debt")	Permitted Debt
1.1D	1.1	("Permitted Liens")	Permitted Liens
4.3	4.3	("Financial Condition")	Contingent Liabilities
4.4	4.4	("Litigation")	Litigation
4.9	4.9	("Location")	Offices of Borrower
4.14	4.14	("Subsidiaries")	List of Subsidiaries
4.15	4.15	("Environmental")	Environmental Disclosures
4.18	4.18	("Names")	Names; Mergers; Acquisitions
4.22	4.22	("Additional Representations")	Additional Representations
5.6	5.6	(“Financial Information”)	Compliance Certificate
6.3	6.3	("Dividends")	Permitted Dividends and Distributions
10.15	10.15	("Other Provisions")	Additional Terms

EXHIBIT 1

Definitions

1.1 Defined Terms:

     “Accession” has the meaning set forth in the Code.

     "Account" has the meaning set forth in the Code, together with any guaranties, letters of credit, Letter-of-Credit Right, and other security therefore, including Supporting Obligations.

     "Account Debtor" means a Person who is obligated under any Account, Chattel Paper, General Intangible or Instrument.

     "Advance" means an advance of proceeds of the Loan to Borrower pursuant to this Agreement.

     "Advance Date" means the date on which an Advance is made.

     "Advance Request" means the written request for an Advance under the Loan as identified in Subsection 2.4(a) hereof.

     "Affiliate" of a Person means (a) any Person directly or indirectly owning 10% or more of the voting stock or rights of such named Person or of which the named Person owns 10% or more of such voting stock or rights; (b) any Person controlling, controlled by or under common control with such named Person; (c) any officer, director or employee of such named Person or any Affiliate of the named Person; and (d) any family member of the named Person or any Affiliate of such named Person.

     "Borrowing Base" means at any time the sum of (i) 85% of the total amount of Eligible Accounts, plus (ii) the lesser of (a) 50% of the total amount of Eligible Unbilled Accounts or (b) $2,000,000.00 minus any Reserves.

     "Borrowing Base Certificate" has the meaning set forth in Subsection 5.6.(a).

     "Business Day" means a weekday on which commercial banks are open for business in Parsippany, New Jersey.

     "Chattel Paper" has the meaning set forth in the Code, including Electronic Chattel Paper, together with any guaranties, letters of credit, Letter-of-Credit Right, and other security therefore, including Supporting Obligations.

     "Code" means the Uniform Commercial Code, as presently and hereafter enacted in the Jurisdiction. Any term used in this Agreement and in any financing statement filed in connection herewith which is defined in the Code and not otherwise defined in this Agreement or in any other Loan Document has the meaning given to the term in the Code.

1

     "Collateral" means all property of Borrower, wherever located and whether now owned by Borrower or hereafter acquired, including but not limited to: (a) all Inventory; (b) all General Intangibles; (c) all Accounts; (d) all Chattel Paper; (e) all Instruments and Documents and any other instrument or intangible representing payment for goods or services; (f) all Equipment; (g) all Investment Property; (h) all Deposit Accounts and funds on deposit therein, including but not limited to the Collections Account or funds otherwise on deposit with or under the control of Bank or its agents or correspondents;(i) all Fixtures; and all parts, replacements, substitutions, profits, products, Accessions and cash and non-cash proceeds and Supporting Obligations of any of the foregoing (including insurance proceeds payable by reason of loss or damage thereto) in any form and wherever located. The foregoing fixtures collateral is located at or affixed to the real property know as 499 Thornall Street, Edison, New Jersey. Collateral shall include all written or electronically recorded books and records relating to any such Collateral and other rights relating thereto. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted hereunder attach to (a) any lease, license, contract, property rights or agreement to which Borrower is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of Borrower therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that the Collateral shall include and such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above; (b) the outstanding capital stock of a foreign entity in excess of 65% of the capital stock of such foreign entity; and (c) motor vehicles and other assets evidenced by certificates of title.

     "Collections Account" means the controlled disbursement account maintained by Borrower at Bank to which collections, deposits and other payments on or with respect to Collateral may be made pursuant to the terms hereof, to which only Bank shall have access.

     "Debt" means all liabilities of a Person as determined under GAAP and all obligations which such Person has guaranteed or endorsed or is otherwise secondarily or jointly liable for, and shall include, without limitation (a) all obligations for borrowed money or purchased assets, (b) obligations secured by assets whether or not any personal liability exists, (c) the capitalized amount of any capital or finance lease obligations, (d) the unfunded portion of pension or benefit plans or other similar liabilities, (e) obligations as a general partner, (f) contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, (g) obligations for deposits, and (h) obligations under swap agreements, as defined in 11 U.S. C. §101.

     "Default Rate" means the highest lawful rate of interest per annum specified in any Note to apply after a default under such Note or, if no such rate is specified, a rate equal to the lesser of (a) the Prime Rate plus three percent (3%) per annum and (b) the highest rate of interest allowed by law.

     “Deposit Account” has the meaning set forth in the Code.

     "Dispute" has the meaning set forth in Section 10.15.

     “Electronic Chattel Paper” has the meaning set forth in the Code.

2

     "Eligible Accounts" means all Accounts evidenced by an invoice (valued at the face amount of such invoice, less maximum discounts, credits and allowances which may be taken by Account Debtors on such Accounts, and net of any sales tax, finance charges or late payment charges or included in the invoiced amount) created or acquired by Borrower arising from the provision of certain services in Borrower's ordinary course of business (as approved by Bank) in which Bank has a first priority, perfected security interest (subject only to Permitted Liens), but excluding (a) Accounts outstanding for longer than the sooner of (i) ninety (90) days from the date of original invoice or (ii) sixty (60) days from the original due date; (b) all Accounts owed by an Account Debtor if more than fifty percent (50%) of the Accounts owed by such Account Debtor to Borrower are deemed ineligible hereunder; (c) Accounts owing from any Affiliate of Borrower; (d) Accounts owed by a creditor of Borrower to the extent of the amount of the indebtedness of Borrower to such creditor; (e) Accounts which are in dispute or subject to any counterclaim, contra-account or offset to the extent of such dispute, counterclaim, contra-account or offset; (f) Accounts owing by any Account Debtor which is not Solvent; (g) Accounts arising from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or similar basis or which is subject to repurchase, return, rejection, repossession, loss or damage; (h) Accounts owed by an Account Debtor located outside of the continental United States of America, unless in Bank's sole and absolute discretion, such Account is supported by a letter of credit or credit insurance assigned to Bank and which is issued by a financial institution and in an amount which is acceptable to Bank in its reasonable discretion,; (i) Accounts owed by the United States of America or other governmental or quasi-governmental unit to the extent Borrower fails to comply with any applicable requirement to properly assign any such Account or (k) Accounts evidenced by a note or other Instrument or Chattel Paper or reduced to judgment; (l) Accounts for which the total of all Accounts from an Account Debtor (together with the Affiliates of the Account Debtor) exceed ten percent (10%) of the total Accounts of Borrower (to the extent of such excess); (m) Accounts which, by contract, subrogation, mechanics' lien laws or otherwise, are subject to claims by Borrower's creditors or other third parties or which are owed by Account Debtors as to whom any creditor of Borrower (including any bonding company) has lien or retainage rights; (n) Accounts of the type described in Exhibit 1.1B (if any) and any and all other Accounts the validity, collectibility, or amount of which is determined in good faith by Borrower to be doubtful; (o) Accounts owed by an Account Debtor which is located in a jurisdiction where Borrower is required to qualify to transact business or to file reports, unless Borrower has so qualified or filed; (p) Accounts owed by an Account Debtor who disputes the liability therefor to the extent of such disputer; (q) Accounts owed by an Account Debtor that shall be the subject of any proceeding of the type described in Section 8.1(e) or (f); and (r) any other Account which Bank otherwise in its sole and absolute discretion deems to be ineligible. For purposes of determining the eligibility of Accounts owing from any Account Debtor, the gross amount of Accounts which exceed the aging limitations set forth above shall not be reduced by any credit due such Account Debtor by Borrower which is outstanding for longer than the earlier of (i) ninety (90) days from the date of original invoice or sixty (60)]days from the original due date. No Account shall be an Eligible Account if any representation, warranty or covenant herein relating thereto shall be untrue, misleading or in default. Bank may determine, on a daily basis, whether any Account constitutes an Eligible Account, and if an Eligible Account subsequently becomes ineligible its ineligibility shall be immediate.

     "Eligible Unbilled Accounts" means, as defined under GAAP, Accounts arising from services provided which are billed subsequent to the period end in accordance with the contract terms for such services. All unbilled amounts are expected to be billed and collected within the following 12 months

     "Environmental Laws" means, collectively the following acts and laws, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act; the Toxic Substances Act; the Clean Water Act; the Clean Air Act; the Oil Pollution and Hazardous Substances Control Act of 1978; and any other "Superfund" or "Superlien" law or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

     "Equipment" has the meaning set forth in the Code.

     "Event of Default" means any event specified as such in Section 8.1 hereof ("Events of Default"), provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both; "Default" or "default" means any of such events, whether or not any such requirement for the giving of notice or the lapse of time or the happening of any further condition, event or act shall have been satisfied.

     “Fixtures” has the meaning set forth in the Code.

     "GAAP" means generally accepted accounting principles as in effect in the Unites States from time to time.

3

     "General Intangibles" has the meaning set forth in the Code, together with any guaranties, letters of credit, Letter-of-Credit Right, and other security therefore, including Supporting Obligations.

     "Indebtedness" means all obligations now or hereafter owed to Bank or any affiliate of Bank by Borrower, whether related or unrelated to the Loan, including, without limitation, amounts owed or to be owed under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation, the Loan, sums advanced to pay overdrafts on any account maintained by Borrower with Bank, reimbursement obligations for outstanding letters of credit or banker's acceptances issued for the account of Borrower or its Subsidiaries, amounts paid by Bank under letters of credit or drafts accepted by Bank for the account of Borrower or its Subsidiaries, together with all interest accruing thereon, all existing and future obligations under any swap agreements as defined in 11 U.S.C.§101 between Bank or any affiliate of Bank and Borrower whenever executed, all fees, all costs of collection, attorneys' fees and expenses of or advances by Bank which Bank pays or incurs in discharge of obligations of Borrower or to inspect, repossess, protect, preserve, store or dispose of any Collateral, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

     “Instrument” has the meaning set forth in the Code.

     “Interest Period” shall have the meaning set forth in the Note

     "Inventory" has the meaning set forth in the Code.

     “Investment Property” has the meaning set forth in the Code.

     "Item" means any "item" as defined in Section 4-104 of the Code, and shall also mean and include checks, drafts, money orders or other media of payment.

     “Jurisdiction” means the State of New Jersey.

     “Letter-of-Credit Right” has the meaning set forth in the Code.

     “LIBOR Rate” shall have the meaning set forth in the Note.

     "Lien" means any mortgage, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any statute or law or otherwise.

     "Loan" means the revolving credit facility identified in Section 2.1 hereof.

     "Loan Documents" means this Agreement, any other Security Agreement, any Note, any Pledge Agreement, the Advance Requests, Borrowing Base Certificates, UCC-1 financing statements and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Indebtedness contemplated hereby or delivered in connection herewith, as they may be modified, amended, extended, renewed or substituted from time to time, but does not include swap agreements (as defined in 11 U.S.C. § 101) .

     "Material Adverse Effect" means any (i) material adverse effect upon the validity, performance or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby, (ii) material adverse effect upon the properties, business, or condition (financial or otherwise) of Borrower and/or any other Person obligated under any of the Loan Documents, or (iii) material adverse effect upon the ability of Borrower or any other Person to fulfill any obligation under any of the Loan Documents.

     "Maximum Loan Amount" means $10,000,000.

4

     "Note" shall have the meaning set forth in Section 2.2 and any other promissory note now or hereafter evidencing any Indebtedness, and all modifications, extensions and renewals thereof.

     "Permitted Debt" means (a) the Indebtedness; and (b) any other Debt listed on Exhibit 1.1C hereto (if any) and any extensions, renewals, replacements, modifications and refundings of any such Debt if, and to the extent, permitted by Exhibit 1.1C; provided, however, that the aggregate amount of such Debt may not exceed $1,000,000.00.

     "Permitted Liens" means (a) Liens securing the Indebtedness; (b) Liens for taxes and other statutory Liens, landlord's Liens and similar Liens arising out of operation of law (provided they are subordinate to Bank's Liens on the Collateral) so long as the obligations secured thereby are not past due or are being contested and the proceedings contesting such obligations have the effect of preventing the forfeiture or sale of the property subject to such Lien; (c) Liens described on Exhibit 1.1D hereto (if any), provided, however, that no debt not now secured by such Liens shall become secured by such Liens hereafter and such Liens shall not encumber any other assets.

     "Person" means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, limited liability company, any government or any agency or political subdivision of any government, or any other entity or organization.

     “Pledge Documents” means a Pledge Agreement, duly endorsed stock certificate or such other documents as may be required to evidence, confirm or secure a pledge of stock in accordance with a Pledge Agreement.

     "Prime Rate" shall have the meaning set forth in the Note.

     "Projections" means Borrower's forecasted consolidated and consolidating (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, and (iv) capitalization statements, all prepared on a month by month basis and on a consistent basis with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

     "Regulated Materials" means any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

     “Reserves” means such amounts as may be reasonably required by Bank at any time and from time to time in Bank’s reasonable discretion without prior notice to Borrower, to reserve against Borrower’s obligations to Bank or its affiliates or any other obligations by Borrower, whether direct or contingent.

     "Revolving Credit Period" means the period from and including the date of this Agreement to but not including the Termination Date.

     "Security Agreement" means this Agreement as it relates to a security interest in the Collateral, and any other mortgage instrument, security agreement or similar instrument now or hereafter executed by Borrower or other Person granting Bank a security interest in any Collateral to secure the Indebtedness.

     "Solvent" means, as to any Person, that such Person has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair valuation greater than its liabilities, at fair valuation.

5

     "Subsidiary" means any corporation, partnership or other entity in which Borrower, directly or indirectly, owns more than fifty percent (50%) of the stock, capital or income interests, or other beneficial interests, or which is effectively controlled by such Person.

     “Supporting Obligation” has the meaning set forth in the Code.

     "Termination Date" means three (3) years from the date of this Agreement, or May 21, 2011.

     “Yield Maintenance Fee” shall have the meaning set forth in the Note.

1.2. Financial Terms. All financial terms used herein shall have the meanings assigned to them under GAAP unless another meaning shall be specified.

6

EXHIBIT 1.1A

Additional Collateral

NONE

1

EXHIBIT 1.1B

Additional Ineligible Accounts

NONE.

1

EXHIBIT 1.1C

Permitted Debt

     The following shall be additional Permitted Debt, provided that in no event shall the aggregate of all Permitted Debt, as set forth in items 1 through 12 below, exceed $1,000,000.00 at any time during the term of the Loan:

     1. Debt incurred to purchase Equipment, provided that the amount of such debt shall not at any time exceed the purchase price of the Equipment purchased.

     2. Debt payable to suppliers and other trade creditors in the ordinary course of business on ordinary and customary trade terms and which is not past due.

     3. Debt of any Subsidiary to Borrower or another Subsidiary.

     4. Endorsement of checks for collection in the ordinary course of business.

     5. Debt of any Borrower to another Borrower.

     6. Debt of any Subsidiary of Borrower to any Borrower.

     7. Debt of any Borrower to any Subsidiary of Borrower.

     8. Purchase money Indebtedness, including Capitalized Lease Obligations

     9. Deferred taxes and other expenses incurred in the ordinary course of Borrower’s business;

     10. Operational expenses which are included on a balance sheet as liabilities pursuant to GAAP, and which are incurred in the ordinary course of Borrower’s business;

     11. Debt arising under operating leases, and

     12. Other Indebtedness existing on the Closing Date and listed in the most recent financial statement delivered to Lender or otherwise disclosed to Lender in writing prior to the Closing Date.

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EXHIBIT 1.1D

Permitted Liens

     The following shall be additional Permitted Liens:

     1. Deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and similar laws.

     2. Attachment, judgment and other similar non-tax Liens arising in connection with court proceedings but only if and for so long as (a) the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, (b) the validity and/or amount of the claims secured thereby are being actively contested in good faith by appropriate legal proceedings and (c) such Liens do not, in the aggregate, materially detract from the value of the assets of the Person whose assets are subject to such Lien or materially impair the use thereof in the operation of such Person's business.

     3. Liens securing Permitted Debt incurred solely for the purpose of financing the acquisition of Equipment, provided that such Lien does not secure more than the purchase price of such Equipment and does not encumber property other than the purchased property.

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EXHIBIT 4.3

Contingent Liabilities

NONE.

1

EXHIBIT 4.4

Litigation

Indus Partners v. Intelligroup, Inc.

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EXHIBIT 4.9

Offices of Borrower

499 Thornall Street, 11th floor, Edison, NJ 08837

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EXHIBIT 4.14

List of Subsidiaries

Intelligroup Asia Private, Ltd., a corporation formed pursuant to the laws of India

Intelligroup Europe Limited, a corporation formed pursuant to the laws of the United Kingdom

Intelligroup Japan Co., Ltd. a corporation formed pursuant to the laws of Japan

Intelligroup Nordic A/S a corporation formed pursuant to the laws of Denmark

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EXHIBIT 4.15

Environmental Disclosures

NONE.

1

EXHIBIT 4.18

Names; Mergers; Acquisitions

Empower, Inc. uses the name “Empower Solutions” in certain markets

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EXHIBIT 4.22

Additional Representations

None.

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EXHIBIT 5.6

COMPLIANCE CERTIFICATE

To: HSBC Bank USA, National Association (the “Bank”)

The undersigned, on behalf of INTELLIGROUP, INC. and EMPOWER, INC. (collectively, the “Borrower”), hereby certifies to the Bank that: (i) he is an officer authorized to execute and deliver this certificate on behalf of the Borrower, and is familiar with the business and financial condition of the Borrower; (ii) the financial statements delivered with this Certificate fairly present in all material respects the combined results of operations and financial condition of the Borrower; and (iii) to the best of my knowledge and belief, after reasonable investigation, each of the following statements is true and correct as of the date hereof: (a) no Event of Default, or event which with the giving of notice, passage of time, or both, would constitute and Event of Default, has occurred or is continuing, (b) no material adverse change in the financial condition of the Borrower has occurred or is continuing, and (c) the attached annexations, which are hereby incorporated herein by reference, are accurate, true and correct, and do not fail to state any material fact known (or should have been known) to the Borrower which would, but for the lapse of time, make any such statement or calculation false in any respect.

Date: ___________________

Signature (for each Borrower)

Printed Name

Title

INSTRUCTIONS: IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN REVOLVING CREDIT AND SECURITY AGREEMENT BETWEEN THE BORROWER AND THE BANK (TO WHICH THIS ORIGINAL FORM OF COMPLIANCE CERTIFICATE IS ATTACHED AS EXHIBIT 5.6 (THE “LOAN AGREEMENT”)), THIS COMPLIANCE CERTIFICATE AND THE ATTACHED ANNEXATIONS MUST BE COMPLETED BY YOU.

1

LEVERAGE RATIO
ANNEX TO COMPLIANCE CERTIFICATE
(Exhibit 5.6 to Loan Agreement)

Borrower’s “Leverage Ratio” shall not be greater than 2.50 to 1.00

For purposes hereof, “Leverage Ratio” shall mean the ratio of all Funded Debt to EBITDA. "Funded Debt" shall mean, as applied to any person, the sum of all indebtedness for borrowed money (including, without limitation, capital lease obligations, subordinated debt, and issued letters of credit) or evidenced by a note, bond, debenture or similar instrument of that person as determined in accordance with GAAP and on a trailing four quarter basis (in each case, the ratio shall be determined on the day indicated or as of the last day of the period indicated for the four quarter period ending on such day).

As of ____________________ (insert measuring end date) for the prior trailing four quarter period:

(a) total Funded Debt for borrowed money		$____________
net after-tax income	$____________
taxes (+)	$____________
interest (+)	$____________
depreciation (+)	$____________
amortization (+)	$____________
other non-cash charges (+)	$____________

(b) EBITDA (=)		$____________

Funded Debt to EBITDA Ratio (a/b) _____________ to

In Compliance?     Yes/No

1

FIXED CHARGE COVERAGE RATIO
ANNEX TO COMPLIANCE CERTIFICATE
(Exhibit 5.6 to Loan Agreement)

Borrower’s "Fixed Charge Coverage Ratio" shall be not less than 1.20 to 1.00 on a combined basis. For purposes hereof, "Fixed Charge Coverage Ratio" shall have the meaning given to such term in the Loan Agreement.

As of _________________ (insert quarterly end date):

Net after-tax income $_______________

taxes (+) $_______________

interest expense(+) $_______________

depreciation (+) $_______________

amortization (+) $_______________

(a) Total EBITDA (=) $_______________

payments of principal on indebtedness other than the Loan (+) $_______________

taxes paid in cash (+) $_______________

interest expense (+) $_______________

capital lease obligations (+) $_______________

dividends and distributions paid (+) $_______________

unfunded capital expenditures (+) $_______________

(b) Total fixed charges (=) $_______________

Fixed Charge Coverage Ratio (a/b) __________ to 1.

In Compliance?     Yes / No

2

POSITIVE NET INCOME
ANNEX TO COMPLIANCE CERTIFICATE
(Exhibit 5.6 to Loan Agreement)

     Borrower shall maintain a positive net income on an annual consolidated basis tested quarterly on a rolling trailing four quarter basis.

     As of_________________ (insert quarterly end date)

     Quarterly net income $__________________________

In Compliance?     Yes / No

EXHIBIT 6.3

Permitted Dividends and Distributions

NONE.

EXHIBIT 10.17

Additional Terms

1. Post Closing Obligations:

     (a) Within ninety (90) days from the date of this Agreement, Borrower shall provide Bank with an Opinion of Counsel satisfactory to Bank as to each of the foreign Subsidiaries of Borrower listed on Exhibit 4.14 and the Pledge Documents, pledging 65% of the stock of each foreign Subsidiary.

     (b) Within ninety (90) days from the date of this Agreement, Borrower shall provide Bank with the following, as to each of the foreign Subsidiaries of Borrower listed on Exhibit 4.14: (i) a certificate of good standing, or similar document; (ii) a corporate resolution, or similar document; (iii) a Secretary’s Certificate, or similar document; (iv) a certified copy of the Certificate of Incorporation; and (v) bylaws, or similar document.

     (c) Within five (5) business days from the date of this Agreement, Borrower shall provide Bank with original executed, properly acknowledged signature pages for all of the Loan Documents, Organizational documents of Borrower and any and all other documents executed in connection with the Loan.

     (d) Within five (5) business days from the date of this Agreement, Borrower shall provide Bank with a certified copy of the Certificate of Incorporation for each Borrower.

     (e) Within two (2) business days from the date of this Agreement, Borrower shall provide Bank with an original fully executed Landlord Waiver and Agreement and original insurance certificate(s).

     (f) Borrower shall provide Bank with such additional assurances as may be requested by Bank subsequent to Bank’s receipt and review of each of the requirements set forth in Section 1(a) through 1(e) of this Exhibit 10.17.

2. Payment of Additional Costs: In the event that Bank incurs any cost, fee, expense or charge of any kind, including reasonable attorneys fees, (collectively “Costs”) (a) as a result of Bank’s or Borrower’s obligations pursuant to the Payoff Letter from Steel City Capital Funding dated May 21, 2008, or the PNC Blocked Account Agreement dated May 22, 2008; or (b) in connection with the Post Closing Obligations set forth at Section 1 of this Exhibit 10.17, Borrower shall immediately reimburse Bank for all such Costs upon demand by Bank. Borrower’s failure to reimburse Bank for the Costs, upon demand, shall be an Event of Default hereunder and Bank, at its option, in addition to the remedies available to Bank at Section 8.2.